Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276774

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 22, 2025)

95,110 American Depositary Shares representing

47,555,000

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 22, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-276774), as amended, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on August 31, 2026 (the “August 31, 2026 Form 6-K”). Accordingly, we have attached the August 31, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On August 28, 2026, the last reported sale price of the ADSs on Nasdaq was $13.58 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information-D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 31, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 000-29962

Kazia Therapeutics Limited.

(Exact Name of Registrant as Specified in Its Charter)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒        Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On August 28, 2026, Kazia Therapeutics Limited (the “Company”) launched a new website. The new website can be found at www.kaziatx.com.

Any prior references to the Company’s website, including references to www.kaziatherapeutics.com, in the Company’s filings with the Securities Exchange Commission (the “SEC”) should be read to refer to the new URL, www.kaziatx.com, as applicable.

The new website has been designed to provide investors, customers, and other stakeholders with enhanced access to information regarding the Company’s business, products, services, clinical trials, and corporate developments. We encourage investors, patients, business partners, researchers, and other stakeholders to review the information we post on our website, in addition to following our press releases and SEC filings.

Incorporation by Reference

The Company hereby incorporates by reference the information contained herein into the Company’s registration statements on Form F-3 (File Nos. 333-276091, 333-281937 and 333-294392).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited.

Date: August 31, 2026	By:	/s/ John Friend
	Name:	John Friend
	Title:	Chief Executive Officer

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